UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices)(ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On December 14, 2006, Integral Systems, Inc. (the “Company”) received notice that LJT & Associates Inc. (“LJT”) filed an action against the Company on December 8, 2006 in the circuit court for Howard County, Maryland, alleging breach by the Company of the asset purchase agreement dated November 1, 2004 between LJT and the Company, pursuant to which the Company sold assets of its antenna division to LJT. The complaint with respect to this action also alleges, among other things, tortious interference with contract, misappropriation of trade secrets in violation of the Maryland Uniform Trade Secrets Act, conspiracy to misappropriate trade secrets, respondeat superior, and breach of good faith and fair dealing. According to the complaint, LJT seeks injunctive relief against the Company, damages in an amount of not less than $500,000 with respect to each of certain claims against the Company, and other unspecified monetary damages, among other relief.

The Company believes that it has defenses to the claims made by LJT in this action and intends to defend the action vigorously.

The Company believes that the final outcome of the matter described above will not have a significant adverse effect on its financial position or results of operations. However, if litigation as described above proceeds, and even if the Company’s defense is successful, the litigation could require significant management time and will be costly. Should the Company not prevail in this litigation matter, its operating results, financial position and cash flows could be adversely impacted.

Additional information regarding this matter is included at note 10 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on December 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Peter J. Gaffney
Peter J. Gaffney
Chief Executive Officer

Date: December 20, 2006